SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2005

CAPITAL LEASE FUNDING, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-32039	52-2414533

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

110 Maiden Lane, New York, NY		10005

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 217-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On October 13, 2005, Capital Lease Funding, Inc. (the “Company”) entered into an underwriting agreement with Wachovia Capital Markets, LLC, as representative of the several underwriters named in the underwriting agreement. Pursuant to the terms and conditions of the underwriting agreement, the Company agreed to sell 1,400,000 shares of 8.125% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) to the underwriters. The underwriters paid us a purchase price per share of $24.2125 (after deducting from the price to the public of $25.00 per share the underwriting discounts and commissions of $.7875 per share). Through November 11, 2005, the underwriters have an option to acquire up to an additional 210,000 shares of Series A Preferred Stock to cover over-allotments. The underwriting agreement contained customary representations and warranties, indemnification provisions and closing conditions. The foregoing description of the underwriting agreement is qualified in its entirety by reference to the underwriting agreement filed as exhibit 1 to this Form 8-K and incorporated herein by reference. Legal opinions delivered at the closing of the transaction regarding the legality of the shares of Series A Preferred Stock offered and certain tax matters are attached as exhibits 5 and 8, respectively, to this Form 8-K.

The sale of the shares of Series A Preferred Stock resulted in net proceeds to the Company before offering expenses of approximately $33.9 million. The offering of the shares of Series A Preferred Stock was registered under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to a Registration Statement on Form S-3 (Registration No. 333-124003), filed with the Securities and Exchange Commission pursuant to the Securities Act.

The offering closed on October 19, 2005.

Item 3.03    Material Modification to Rights of Security Holders.

On October 19, 2005, the Company issued 1,400,000 shares of 8.125% Series A Cumulative Redeemable Preferred Stock. As set forth in the Articles Supplementary establishing the rights and preferences of the Series A Preferred Stock filed with the Maryland State Department of Assessments and Taxation on October 17, 2005, the Series A Preferred Stock ranks senior to the Company’s common stock, par value $.01 per share. Holders of the Series A Preferred Stock are entitled to receive, when and as authorized by the Board of Directors and declared by the Company, out of funds legally available for the payment of dividends, a cumulative quarterly dividend, at an annualized rate of $2.03125 per share, that will be paid before any dividend on the common stock is paid. The annual dividend rate will increase to $2.28125 per share if the Series A Preferred Stock is delisted from the New York Stock Exchange following a change of control of our Company. In addition to other preferential rights, the holders of the Series A Preferred Stock are entitled to receive the liquidation value, which is $25.00 per share, before the holders of the common stock receive any payment in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company’s affairs.

Item 5.03    Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth under Item 3.03 of this report regarding the Series A Preferred Stock is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit	Description

1	Underwriting Agreement, dated October 13, 2005, between the Company and Wachovia Capital Markets, LLC, as representative of the several underwriters.

3
Articles Supplementary filed on October 17, 2005 with the Maryland State Department of Assessments and Taxation (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-A filed with the Securities and Exchange Commission on October 17, 2005).

5	Opinion of Venable LLP regarding legality.

8	Opinion of Hunton & Williams LLP regarding tax matters.

12	Computation of Ratio of Earnings to Fixed Charges.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL LEASE FUNDING, INC.

By:	/s/ Paul C. Hughes
Paul C. Hughes
Vice President, General Counsel and Corporate Secretary

Date: October 19, 2005